SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


         Date of Report (Date of Earliest Event Reported): April 7, 2004


                       ADVANCE DISPLAY TECHNOLOGIES, INC.
             (Exact Name of Registrant as Specified in its Charter)



           COLORADO                   0-15224                     84-0969445
   (State of Incorporation)       (Commission File            (IRS Employer ID
                                      Number)                      Number)


      7334 South Alton Way, Building 14, Suite F, Englewood, Colorado 80112
                    (Address of Principal Executive Offices)


                                 (303) 267-0111
                         (Registrant's Telephone Number,
                              including Area Code)


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ITEM 5.  OTHER EVENTS

         On April 7, 2004, Stephen P. Jarchow, one of the Company's directors, advised the Company that he was resigning from the Board of Directors effective immediately. Mr. Jarchow's resignation from the Board was accompanied by a claim from Mr. Jarchow on behalf of Regent Entertainment Partnership, L.P., ("Regent Entertainment") that, because the Company had breached its obligations under the November 30, 2003 Unit Purchase Agreement (the "UPA") between the Company and Regent Entertainment effecting the Company's purchase of all of the membership interests in Regent Theaters, LLC ("Theaters") and Regent Releasing, LLC ("Releasing"), those transactions should be considered null and void. Theaters is the lessee and operator of two movie theaters, one in Dallas and one in Los Angeles.

         In the UPA, the Company agreed to pay Regent Entertainment Partnership $50,000 in cash for the membership interests, which was based on the parties' estimate of the value of the tangible assets conveyed in the transaction. The Company had previously informed Regent Entertainment that it was withholding the $50,000 cash payment on the grounds that there were significant undisclosed accounts payable of Theaters and that the operating losses of Theaters and Releasing were greater than had been described to the Company by Mr. Jarchow and Regent Entertainment. Mr. Jarchow also asked the Company to immediately cease its operations in connection with Theaters and Releasing.

         Mr. Jarchow also claimed, on behalf of himself and Paul Colichman, the other principal of Regent Entertainment, that the November 30, 2003 Stock Purchase Agreement (the "SPA") between the Company, Messrs. Jarchow and Colichman, Gene W. Schneider, and Lawrence F. DeGeorge, one of the Company's directors, had been breached and should also be considered null and void. Under the SPA, the Company sold shares of a new voting, convertible, participating series of the Company's preferred stock ("Series D") in a private transaction. The total proceeds from the financing was expected to total $1,000,000.

         Mr. Jarchow claims that the SPA has been breached because only $600,000 of the $1,000,000 in gross sales proceeds has been received by the Company to date, and the Company has not paid the $50,000 due to Regent Entertainment under the UPA. The Company believes that one of the four investors, Mr. DeGeorge, withheld $400,000 of the $500,000 which was to be funded by Mr. DeGeorge under the SPA because, based on the preliminary financial results and condition of Theaters and Releasing (including those reported in the Company's Form 10-QSB for the period ended December 31, 2003), he believed that there were significant undisclosed accounts payable of Theaters and that the operating losses of Theaters and Releasing were greater than had been described to the Company by Mr. Jarchow and Regent Entertainment. In response, Messrs. Jarchow and Colichman have demanded the return of their aggregate $250,000 investment under the SPA, less any expenses incurred by the Company directly related to the operations of the theaters.

         The Company has not yet responded to Mr. Jarchow's demands for rescission of the UPA and the SPA but, under the circumstances, does not anticipate that it will ultimately retain ownership of Theaters and Releasing. The Company believes that the advice and assistance of Messrs. Jarchow and Colichman were important elements in the Company's business strategy of


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developing a national chain of gay and lesbian themed movie theaters. In addition, the Company does not believe that, in light of the ongoing losses of Theaters, most or all of which are derived from the negative results of the Los Angeles theater, that business strategy is economically viable. The return of any portion of the $1,000,000 capital investment from the SPA would also impair the Company's ability to carry out any such strategy. Accordingly, the Company presently expects that it will tender its ownership interests in Theaters and Releasing to Regent Entertainment as demanded in rescission of the UPA. With respect to the demand for rescission of the SPA, however, the Company cannot yet determine what amounts, if any, should be returned to Messrs. Jarchow and Colichman since the allocation of financial responsibility for the transactional and administrative costs of the Company since the November 30, 2003 closing of the SPA and UPA is presently unresolved.

         The Company is hopeful that all disputes with Regent Entertainment and Messrs. Jarchow and Colichman can be resolved without litigation but there can be no assurance that the Company will avoid litigation with them and the potential diminishment of the Company's limited resources attendant thereto.

         If the Company does tender its ownership interests in Theaters and Releasing to Regent Entertainment and effectively rescind the UPA, the Company's only business will again be the technological development and manufacture of large screen fiber optic displays for various industries and applications (the "Screen Business"). Because the Screen Business has never generated material revenues, the Company may be unable to obtain sufficient capital to continue development of that business. In such an event, the Company may be required to cease operations and liquidate its assets.


ITEM 6.  RESIGNATION OF REGISTRANT'S DIRECTORS

         On April 7, 2004, Stephen P. Jarchow, one of the Company's directors, advised the Company that he was resigning from the Board of Directors effective immediately. A copy of that letter is attached hereto as Exhibit 99.1 and incorporated by reference herein.


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ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

     (a) None

     (b) None

     (c) Exhibits

         99.1   Resignation letter from Stephen P. Jarchow dated April 7, 2004




                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  April 14, 2004                      ADVANCE DISPLAY TECHNOLOGIES, INC.


                                           By: /s/ MATTHEW W. SHANKLE
                                              ---------------------------------
                                                  Matthew W. Shankle
                                                  President and
                                                  Chief Executive Officer


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